Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3/A Amendment No. 2 No. 333-104216) and related Prospectus of Cyberguard Corporation and subsidiaries for the registration of 10,194,318 shares of its common stock of our report dated February 21, 2003 with respect to the financial statements of NetOctave, Inc. as of and for the years ended December 31, 2002 and 2001 and the period from July 7, 2000 (inception) to December 31, 2002, included in the Current Report on Form 8-K/A of Cyberguard Corporation filed with the Securities and Exchange Commission on May 12, 2003.

/s/    ERNST & YOUNG

Raleigh, North Carolina

July 9, 2003